EXHIBIT 99.2

Cryoport, Inc. Prices $100.0 Million Convertible Senior Notes Offering

NASHVILLE, Tennessee—(PRNewswire)—May 21, 2020—Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport”) today announced the pricing on May 20, 2020 of its offering of $100.0 million in aggregate principal amount of 3.00% convertible senior notes due 2025 (the “notes”) in a private offering to investors reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cryoport also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $15.0 million in principal amount of notes.

The notes will be senior, unsecured obligations of Cryoport and will accrue interest at a rate of 3.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020. The notes will mature on June 1, 2025, unless earlier repurchased, redeemed or converted. At any time before the close of business on the scheduled trading day immediately before the maturity date, noteholders may convert their notes at their option into shares of Cryoport’s common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate. The initial conversion rate is 41.8261 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $23.91 per share of common stock. The initial conversion price represents a premium of approximately 15% over the last reported sale of $20.79 per share of Cryoport’s common stock on May 20, 2020. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will not be redeemable at Cryoport’s election before June 5, 2023. The notes will be redeemable, in whole and not in part, for cash at Cryoport’s option at any time on or after June 5, 2023, but only if (1) the last reported sale price per share of Cryoport’s common stock exceeds 130% of the conversion price for a specified period of time and (2) a registration statement covering the resale of the shares of Cryoport’s common stock issuable upon conversion of the notes is effective and available for use. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then noteholders may require Cryoport to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Cryoport estimates that the net proceeds from the offering will be approximately $96.4 million (or approximately $110.9 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Cryoport intends to use the net proceeds from the offering primarily for working capital, inventory development, global infrastructure buildout and facilities expansion, sales and marketing and, potentially, acquisitions with strategic impact.

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any other securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or the shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.